                                                                      Exhibit 12

                               IOS CAPITAL, INC.

                      RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)


                                                  FISCAL YEAR ENDED SEPTEMBER 10
                                       ----------------------------------------------------
                                         1999       1998       1997       1996       1995
                                       --------   --------   --------   --------   --------
EARNINGS
  Income from continuing operations... $ 88,327   $ 63,122   $ 42,581   $ 31,512   $ 17,860
  Add:
    Provision for income taxes........   54,910     46,194     28,984     23,150     14,476
    Fixed charges.....................  121,531    115,699     89,560     63,538     38,263
                                       --------   --------   --------   --------   --------
  Earnings, as adjusted(A)............ $264,768   $225,015   $161,125   $118,200   $ 70,599
                                       ========   ========   ========   ========   ========
FIXED CHARGES
  Other interest expense, including
   interest on capital leases......... $120,917   $115,026   $ 88,941   $ 63,125   $ 37,945
  Estimated interest component of
   rental expense.....................      614        673        619        413        318
                                       --------   --------   --------   --------   --------
    Total fixed charges(B)............ $121,531   $115,699   $ 89,560   $ 63,538   $ 38,263
                                       ========   ========   ========   ========   ========
RATIO OF EARNINGS TO FIXED CHARGES
  (A) divided by (B)..................      2.2        1.9        1.8        1.9        1.8
                                       --------   --------   --------   --------   --------